EXHIBIT 10.3

Amendment 1 to License Agreement

THIS AMENDMENT (“Amendment”) to the License Agreement is hereby made and entered into on December 7, 2020, by and between the University of Miami, a Florida not-for-profit corporation having an address of 1951 NW 7th Ave., Suite. 300, Miami, FL 33136 (“Licensor”) and Heat Biologics Inc., having business offices at 627 Davis Drive, Suite 400, Morrisville, NC 27560 (“Licensee”).

RECITALS

WHEREAS, Licensor and Licensee are parties to a certain license agreement dated February 18, 2011 relating to Licensor’s technology identified as “Heat Shock Protein GP96 Vaccination” (“License Agreement” or the “Agreement”), in which Licensor granted to Licensee exclusive rights (subject to any rights of the United States government) under Patent Rights as defined therein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1.

Recitals.  The above recitals are true and accurate and hereby incorporated by this reference.

2.

Changes.  The following amendments are made to the Agreement:

i)

Section 9.3 is replaced, in its entirety, to read as follows:

9.3

Unless LICENSEE has introduced a Licensed Product into the commercial marketplace in one of the three major markets (European Union, Japan and the United States) or has made best efforts (for avoidance of doubt it will be presumed that LICENSEE has used best efforts if it has a Licensed Product in a phase III clinical trial)  to achieve the same prior to December 31, 2025, LICENSEE agrees that LICENSOR may terminate this Agreement by providing LICENSEE ninety (90) advanced written notice of its intent to terminate this Agreement.  In the event  the payment of earned royalties, once begun and if any are due, ceases for more than  two (2) calendar quarters, and LICENSEE fails to cure this breach within two (2) months after being provided written notice of same, LICENSOR may terminate this Agreement.

3.

Miscellaneous.  Any capitalized term used in this Amendment, but not defined herein, will have the meaning given to that term in the Agreement if defined therein. This Amendment and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Florida without regard to the conflict of laws provision thereof. As used in this Amendment, “include,” “includes,” and “including” are not limiting and “or” is not exclusive. Headings included herein are for convenience only, and will not be used to construe this Amendment.

IN WITNESS WHEREOF, authorized representatives of the parties have signed this Amendment below, agreeing and accepting the terms and conditions hereof.

University of Miami	Heat Biologics, Inc.

/s/ Norma Sue Kenyon	/s/ Jeffrey Wolf
Norma Sue Kenyon	Jeffrey Wolf
Vice Provost for Innovation	Chief Executive Officer

Date: 12/7/20	Date: 12/7/20